Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Burke & Herbert Financial Services Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.50 par value	Other	75,000(2)	$52.52	$3,939,000.00	0.00014760	$581.40
Total Offering Amounts					3,939,000.00		581.40
Total Fee Offsets							—
Net Fee Due							$581.40
1)Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.
2)Represents shares of Registrant’s Common Stock issuable in connection with outstanding and unvested stock appreciation rights (“SARs”) and restricted stock units granted under the SFGI 2014 Long-Term Incentive Plan that were assumed by the Registrant on May 3, 2024, pursuant to the Agreement and Plan of Reorganization between the Registrant and Summit Financial Group, Inc., dated August 24, 2023.
3)Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock as quoted on the Nasdaq Stock Market on May 1, 2024, which was $52.52.

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